EXHIBIT 99.1
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     SEMOTUS SOLUTIONS ANNOUNCES THIRD QUARTER FISCAL 2003 FINANCIALRESULTS

       SIGNIFICANTLY LOWER NET LOSS, LOWER CASH BURN, AND IMPROVED MARGINS

SAN JOSE, CA.--(BUSINESS WIRE)-- February 13, 2003, FOR IMMEDIATE RELEASE - Semotus Solutions (AMEX:DLK), a leading provider of enterprise mobility software, reported a reduction in its net loss to $0.6 million and $2.8 million or $0.03 per share and $0.16 per share in the three and nine month periods ended December 31, 2002 from $2.0 million and $8.6 million or $0.11 per share and $0.51 per share for the three and nine months ended December 31, 2001. Semotus also reduced its use of cash by 42% to $1.6 million from $2.8 million in the nine months ended December 31, 2002 versus 2001. Semotus' operating performance improved as evidenced by a continued increase in its gross profit margin to 65% and 61% in the three and nine months ended December 31, 2002 from 56% and 50% in the same periods ended December 31, 2001. Revenues declined to $875,169 and $2.6 million from $935,975 and $3.5 million in the three and nine months ended December 31, 2002 and 2001 respectively.

In accordance with the recently released SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the 2001 financial results in this 10-Q have been reclassified to reflect the discontinued operations of two subsidiaries, Five Star Advantage, Inc. and Wares on the Web, Inc. This does not impact previously reported net loss or net loss per share. Accordingly, these two subsidiaries are classified as discontinued in the 2002 financial results in this 10-Q.

On a pro forma basis, Semotus reported significantly improved results in this quarter as compared to the same quarter in the last fiscal year. The pro forma net loss was $270,000 or $0.01 per share and $1.4 million or $0.08 per share for the three and nine months ended December 31, 2002. For the same periods ended December 31, 2001, the pro forma net loss was $865,000 or $0.05 per share and $4.4 million or $0.26 per share.

The pro forma net loss is defined as the net loss adjusted for non-cash revenues and expenses and unusual charges. Non-cash charges included depreciation and amortization, stock, option and warrant compensation expense, impairment of goodwill and intangible asset charges. Unusual charges consisted of employment costs associated with work force reduction.

The third quarter results reflect continued progress in the Company's efforts to turn profitable. Semotus further reduced operating losses and cash burn sequentially quarter-to-quarter. The cash burn for the quarter dropped to approximately $300,000 inclusive of a one-time cash payment of $100,000 for the repurchase of its preferred stock. The Company's net loss and operating margins improved significantly. With approximately $2,500,000 in cash, no bank debt and a progressively lower burn rate, the Company feels it has sufficient capital to execute on its business plan.

The decline in revenues is the consequence of a conscious decision by the Company to discontinue operations that are deemed unattractive or unprofitable as discussed above. Management's immediate focus is to achieve profitability and positive cash flow before embarking on a revenue growth strategy. Once the Company achieves profitability, management will direct its efforts to revenue growth. Until then, management will work to achieve a positive cash flow even if it means lower revenue. In today's depressed technology sector, a conservative cash strategy is essential to success.

"I am proud of what Semotus' management team has accomplished this Quarter. Everyone is focused on the bottom line and our results reflect their dedication and commitment. The Company has come a long way given the recession in technology," stated Anthony LaPine, Chairman and Chief Executive Officer. "Our mobile enterprise software sales have stabilized and are beginning to make headway in today's tightened spending environment in the IT markets."

Mr. LaPine continued, "We look forward to continued progress in our fourth quarter and the achievement of our ultimate goal of profitability."

    2 0 0 2
   [LOGO](TM)
DELOITTE & TOUCHE
   TECHNOLOGY
    FAST 500

ABOUT SEMOTUS SOLUTIONS

Founded in 1993, Semotus Solutions (AMEX:DLK) is a premier provider of software for the mobile enterprise connecting employees to critical business systems, information and processes. With a Fortune 1000 installed base and more than 600 corporate customers including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan-Chase, and the United Nations, Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, healthcare, and m-commerce. SEMOTUS SOLUTIONS IS PROUD TO BE INCLUDED IN THE DELOITTE & TOUCHE 2002 "TECHNOLOGY FAST 500" LIST OF COMPANIES. WWW.SEMOTUS.COM


SEMOTUS SOLUTIONS
MEDIA CONTACT
STEPHANIE JANARD, 303-708-1159
Marketing Manager
sjanard@semotus.com
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SEMOTUS SOLUTIONS
INVESTOR RELATIONS CONTACT
TALI DURANT, 408-358-7100
Corporate Counsel
tdurant@semotus.com
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This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends, "believes and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.